STOCK OPTION AGREEMENT
                                FOR THE
              MARKETING REPRESENTATIVE STOCK OPTION PLAN
                                  OF
                           AMERICREDIT CORP.


          1.   Grant of Option.  As of the ___ day of
     ___________, 19__, ("Date of Grant") AmeriCredit Corp., (the "Company") hereby grants to ___________________ (the "Optionee") a Nonincentive Stock Option (the "Options") to acquire _____________ (____) shares of the Common Stock, one cent ($0.01) par value of the Company ("Shares") pursuant to the Marketing Representative Stock Option Plan of AmeriCredit Corp. (the "Plan"), which is incorporated herein by reference. Unless otherwise defined herein, capitalized terms shall have the same meaning as terms defined in the Plan.

          2. Exercise Price. The exercise price is $_____ for each share of Common Stock subject to the Options, which price is the Fair Market Value (as defined in the Plan) on the Date of Grant of the Options.

          3.   Exercise Schedule.  This Option shall be
     exercisable as follows:  ______________
     _______________________________________________________
     _______________________

          4.   Transferability.  This Option is not
     transferable or assignable and any attempt to transfer, assign or hypothecate this Option shall cause this Option to become null and void. This Option may be exercised solely by the Optionee.

          5.   Termination of Option.

          (a) The unexercised portion of this Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

               (i)  ninety (90) days after the date
     that the Optionee ceases to be employed or engaged by the Company as an independent marketing representative or consultant regardless of the reason therefore; and

               (ii)  _________________  ___,  20___

          (b) The Plan Administrator in its sole discretion may, by giving written notice "cancellation notice") cancel, effective upon the date of the consummation of any of the following corporate transactions, all or any portion of this Option which remains unexercised on such date:

               (i)  any transaction (which shall include a
     series of transactions occurring within 60 days or
     occurring pursuant to a plan), which has the result
     that shareholders   of the Company immediately before
     such transaction cease to own at least 51% of the voting stock of the Company or of any entity which results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other corporate transaction;

               (ii)  a merger, consolidation,
     reorganization, liquidation or dissolution in which the Company does not survive;

               (iii)  a sale, lease, exchange or other
     disposition of all or substantially all of the property and assets of the Company.

     Such cancellation notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after shareholder approval of such corporate transaction.

          (c) The Plan Administrator in his sole discretion shall have the power to cancel, effective upon the date determined by the Plan Administrator in his sole discretion, all or any portion of this Option which is then exercisable (whether or not accelerated by the Plan Administrator) upon payment to the Optionee of cash in an amount which, in the absolute discretion of the Plan Administrator, is determined to be equal to the excess of (i) the aggregate Fair Market Value of the Shares subject to such Option on the effective date of the cancellation over (ii) the aggregate exercise price of such Option.

          6. Payment of Exercise Price. This Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of this Option, (ii) full payment of the aggregate option price of the Shares as to which this Option is exercised has been made, and (iii) if the Optionee is an employee of the Company, arrangements which are satisfactory to the Plan Administrator in his sole discretion have been made for the Optionee's payment to the Company of the amount which the Plan Administrator determines to be necessary for the Company to withhold in accordance with applicable federal or state income tax withholding requirements. The option price of any Shares purchased shall be paid solely in cash, by certified or cashier's check or by money order; provided, however, that the Plan Administrator in his sole discretion may accept a personal check in full or partial payment of any Shares.

          7.   Adjustment of Shares.

          (a) If at any time after the Date of Grant while any unexercised portion of this Option is outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then appropriate adjustment shall be made in the number of Shares and the exercise price per Share of such outstanding portion of this Option, so that the same proportion of the Company's issued and outstanding Shares shall continue to be subject to purchase at the same aggregate exercise price.

          (b) The Plan Administrator may change the terms of any outstanding portion of this Option with respect to the exercise price or the number of Shares subject to the Option, or both, when, in his sole discretion, such adjustment becomes appropriate by reason of any corporate transaction (as defined in Treasury
     Regulation Section 1.425-1(a)(1)(ii)).

          (c)  Except as otherwise expressly provided
     herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or exercise price of Shares then subject to any outstanding portion of this Option.

          (d)  Without limiting the generality of the
     foregoing, the existence of any outstanding portion of this Option shall not affect in any manner the right or power of the Company to make, authorize or consummate
     (1) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; 2) any merger or consolidation of the Company; (3) any issuance by the Company of debt securities, or preferred or preference stock which would rank above the Shares subject to outstanding Options; (4) the dissolution or liquidation of the Company; (5) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (6) any other corporate act or proceeding, whether of a similar character or otherwise.

          8. Issuance of Shares. No person shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the Shares subject to this Option unless and until certificates representing such Shares shall have been issued and delivered to such person. As a condition of any transfer of the certificate for Shares, the Plan
     Administrator may obtain such agreements or undertakings, if any, as he may deem necessary or advisable to assure compliance with any provision of the Plan, this Option or any law or regulation including, but not limited to, the following:

               (i) A representation, warranty, or agreement by the Optionee to the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares, and

               (ii)  A representation, warranty, or
     agreement to be bound by any legends that are, in the opinion of the Plan Administrator, necessary or appropriate to comply with the provisions of any securities law deemed by the Plan Administrator to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

     Share certificates issued to an Optionee who is a party to any shareholders agreement or a similar agreement shall bear the legends contained in such agreements.

          9. Taxes. Prior to the issuance of any Shares to Optionee under this Option, if Optionee shall be an employee of the Company, the Optionee shall pay to the Company in a form satisfactory to the Plan Administrator the amount (if any) which the Plan Administrator reasonably determines to be necessary for the Company to withhold in accordance with applicable income tax withholding requirements. If the Optionee is not an employee of the Company, the Optionee shall make satisfactory arrangements for the payment of any amounts necessary for applicable federal or state income tax laws.

          10.  Law Governing.  This Agreement is to be
     performed in the State of Texas and shall be construed and enforced in accordance with and governed by the laws of such state.

          11.  Interpretation.  The Optionee accepts this
     Option subject to all the terms and provisions of the Plan and this Agreement. The undersigned Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Plan Administrator upon any questions arising under the Plan and this Agreement.

          12.  Severability.  If any provision of this
     Agreement is invalid, illegal or unenforceable, the remaining provisions shall not be affected.

          13. Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Secretary of the Company at the address indicated on the signature page of this Agreement, or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to his last permanent address shown on the Company's records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirement of this section.

          14. Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements contained herein shall be binding upon and inure to the benefit of the Optionee's heirs, legal representatives, successors and assigns.

          15. Originals. This Agreement may be executed in duplicate originals, the production of either of which shall be sufficient for all purposes for the proof of the terms of this Agreement.

                              AMERICREDIT CORP.
                              200 Bailey Avenue
                              Fort Worth, Texas  76107-1220

                         By:  _________________________
                              CLIFTON H. MORRIS, JR.
                              Chairman of the Board,
                              President and Chief
                              Executive Officer


                              ______________________________
                                   [OPTIONEE]